UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________________________

Date of Report

December 20, 2010
(Date of earliest event reported)

IVAX Diagnostics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

2140 North Miami Avenue		33127
Miami, Florida		(Zip Code)
(Address of principal executive offices)

(305) 324-2300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 20, 2010, IVAX Diagnostics, Inc. (the “Company”) entered into a Confidential General Release of All Claims (the “Agreement”) with Charles R. Struby, Ph.D., who, as previously announced, resigned as the Company’s Chief Executive Officer and President, effective September 3, 2010.

The Agreement includes a release by Dr. Struby in favor of the Company and provides for Dr. Struby to forfeit in its entirety the option to purchase 100,000 shares of the Company’s common stock which was previously granted to Dr. Struby under the Company’s 1999 Performance Equity Plan.  In addition, Dr. Struby has expressly agreed to continue to be bound by the non-disclosure, non-solicitation, anti-raiding and non-disparagement covenants contained in his Employment Agreement with the Company.

Pursuant to the terms and conditions of the Agreement, the Company has agreed to pay Dr. Struby $205,000 in lieu of any compensation that he would otherwise have been entitled to receive in accordance with his Employment Agreement.  The payment contemplated by the Agreement is required to be made in two equal installments, the first of which is due on or before January 5, 2011 and the second of which is due on or before March 31, 2011.  The Company has also agreed, as contemplated by Dr. Struby’s Employment Agreement, to maintain in full force and effect for a period of twelve months for the continued benefit of Dr. Struby and his spouse and dependents all welfare benefit plans and programs in which Dr. Struby or his spouse or dependents were participating at September 3, 2010 and to continue Dr. Struby’s and his spouse’s and dependents’ medical coverage for a period ending upon the earlier of September 3, 2011 and such time as Dr. Struby becomes covered by another employer group health plan or by Medicare.

Pursuant to applicable law, the Agreement, while fully executed, remains subject to Dr. Struby’s unconditional right to revoke the Agreement on or before December 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVAX DIAGNOSTICS, INC.

By:	/s/ Arthur R. Levine
Arthur R. Levine
Chief Financial Officer

Dated:  December 22, 2010